Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264145

ARES STRATEGIC INCOME FUND
SUPPLEMENT NO. 8 DATED AUGUST 7, 2024
TO THE PROSPECTUS DATED APRIL 26, 2024

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 26, 2024 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose the Fund entering into the SB Funding Facility Amendment (as defined below).

Amendment No. 1 to the SB Funding Facility

On August 2, 2024, the Fund, ASIF Funding II, LLC, a wholly owned subsidiary of the Fund, as borrower (the “Borrower”) and The Bank of Nova Scotia, as administrative agent and revolving lender, entered into Amendment No. 1 to the Credit Agreement (the “SB Funding Facility Amendment”) to the Credit Agreement, dated as of March 1, 2024 (as amended, the “SB Funding Facility), by and among the Borrower, the Fund, as parent and servicer, the lenders from time to time parties thereto, The Bank of Nova Scotia, as administrative agent, the collateral agent and collateral administrator party thereto, and the custodian and document custodian party thereto.

The SB Funding Facility Amendment, among other things, adjusted the interest rate charged on the SB Funding Facility from Secured Overnight Financing Rate (“SOFR”) plus an applicable margin of (i) 2.40% during the reinvestment period and (ii) 2.70% following the reinvestment period to SOFR plus an applicable margin of (i) 2.10% during the reinvestment period and (ii) 2.40% following the reinvestment period. The other terms of the SB Funding Facility remained materially unchanged.

Borrowings under the SB Funding Facility are subject to the SB Funding Facility’s various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the SB Funding Facility Amendment and is qualified in its entirety by reference to the copy of the SB Funding Facility Amendment, which is filed as an Exhibit to our Registration Statement on Form N-2 (File No. 333-264145) declared effective by the Securities and Exchange Commission on April 24, 2023, as amended and supplemented.

Please retain this Supplement with your Prospectus.